UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

September 30, 2016

CNB FINANCIAL CORPORATION

(Exact name of Registrant as specified in its Charter)

Pennsylvania	000-13396	25-1450605
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

CNB BANK

1 South Second Street

PO Box 42

Clearfield, Pennsylvania 16830

(Address of principal executive offices)

Registrant’s telephone number, including area code: (814) 765-9621

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On September 30, 2016, CNB Financial Corporation (the “Corporation”) accepted subscriptions for and sold, at 100% of their principal amount, an aggregate of $50 million of subordinated notes (the “Notes”), to accredited and institutional investors in a private placement.

The Notes have a stated maturity of October 15, 2026, and bear interest at a fixed rate of 5.75% per year, from and including the original issue date to but excluding October 15, 2021, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, beginning January 15, 2017. From and including October 15, 2021 to but excluding the maturity date or earlier redemption date, the interest rate shall reset quarterly to an interest rate per year equal to the then current three-month LIBOR rate plus 455 basis points. The Notes are redeemable, in whole or in part, on or after October 15, 2021, and at any time upon the occurrence of certain events.

The payment of the principal on the Notes may only be accelerated upon the occurrence of certain bankruptcy or receivership related events relating to the Corporation or a major bank subsidiary of the Corporation, in which case, the principal of all of the Notes shall become due and payable.

The Corporation expects to use the net proceeds of the offering for general corporate purposes, including loan growth, additional liquidity and working capital.

This description of the Notes does not purport to be complete and is qualified in its entirety by reference to the form of Subordinated Note which is attached as Exhibit 4.1 hereto and is incorporated herein by reference. A copy of the press release announcing the foregoing is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.

Exhibit No.	Description

4.1	Form of Subordinated Note.

99.1	Press release of CNB Financial Corporation dated October 4, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB Financial Corporation

Date: October 4, 2016	By:	/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Form of Subordinated Note.

99.1	Press release of CNB Financial Corporation dated October 4, 2016.